Exhibit 19.1

Disclosure of Material Information

Securities Trading by Officers, Board Members and Affiliates

As a matter of good corporate practice, and because of the anti-fraud provisions of the Exchange Act, SPSL will make prompt public disclosure of all material information, unless it determines, in consultation with Legal and Compliance, as well as outside counsel, when necessary, that it has a valid business purpose for not doing so. The determination to refrain from making a disclosure will be made by SPSL’s CEO, CFO, and CCO, or their designees, and/or the Disclosure Committee in consultation with outside legal counsel, as necessary.

If SPSL refrains from making the disclosure, each officer, board member or employee of SPSL or its affiliates, and any other person who by virtue of his or her relationship with SPSL or its affiliates, has access to material non-public information about SPSL (collectively, the “Covered Persons”) is prohibited from trading and is forbidden from selectively informing others who are not under a duty of confidentiality and where it can be reasonably expected that they will trade in securities based on that information. The potential consequences for violating this mandate (i.e., that corporate management “disclose or abstain”) may include civil liability, criminal penalties, suspension of trading, injunctive remedies or disgorgement of any profits realized.

However, Covered Persons may implement a so-called “Rule 10b5-1 plan,” which is a written plan for trading securities that is designed in accordance with Rule 10b5-1(c) under the Exchange Act. A Rule 10b5-1 plan that is established in good faith at a time when a person is unaware of material non-public information provides such person with an affirmative defense against accusations of insider trading when such person executes pre-planned trades. Covered Persons are required to consult with and receive the approval of the CCO prior to entry into a Rule 10b5-1 plan. These plans have attracted regulatory scrutiny and require careful planning and execution in consultation with counsel.

Applicable Legal Principles

Disclose-or-Abstain Rule. Section 10(b) of the Exchange Act and Rule 10b-5 thereunder broadly prohibit all fraudulent or manipulative practices, or the employment of manipulative or deceptive devices or contrivances, in connection with the purchase or sale of a security. These antifraud provisions may impose an affirmative duty to refrain from trading on information that is not available to the other party to a transaction. It is SPSL’s policy that any Covered Person who is in possession of material non-public information must generally abstain from trading in or recommending the securities of SPSL while the inside information remains undisclosed by the Company, except where there is express authorization from Legal and Compliance.

Non-public. Non-public information is any information that has not been disclosed to the marketplace. As a rule, one should be able to point to some fact to show that information is generally available. Moreover, a person possessing material information concerning a company must generally refrain from trading in its securities not only until the information has been released to the press but also until sufficient time after publication has elapsed to provide investors with an opportunity to make informed investment judgments based on the information. A good faith belief of the Covered Person possessing material information that it has been made public at the time he or she trades in SPSL’s securities does not relieve him or her from liability if in fact the information has not been publicized.

Materiality. “Material” information under U.S. securities laws means any information that a reasonable investor would consider important in making an investment decision or that would significantly alter the total mix of publicly available information about SPSL. In practice, any important development affecting the business or financial condition of a company or its subsidiaries may be material. Since the determination of materiality will be made by courts and regulators with the benefit of hindsight, insiders should act cautiously in assessing whether a particular development is material. In the context of public companies, including business development companies, information that is normally considered material includes:

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Earnings information (or information about significant components of earnings);
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Significant merger, acquisition, tender offer or joint venture;
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A significant new product or discovery or development regarding customers or suppliers (such as the acquisition or loss of a significant contract);
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Internal financial information that departs in any way from recent data or trends;
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An important financial transaction;
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Major litigation;
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A change in control or a significant change in management;
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A change in auditors or auditor’s notification that the issuer may no longer rely on an auditor’s audit report;
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Events surrounding the company’s securities: public or private sale of a significant amount of securities; repurchase plans; stock splits, changes in dividends;
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Purchase or sale of a significant asset; or
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Bankruptcies or receiverships.

Liability for “Tipping”. Covered Persons of SPSL have a duty not only to refrain from making personal use of material, non-public information, but must also refrain from passing such information to outsiders who are not under a duty of confidentiality and where it can be reasonably expected that they will trade in securities based on that information. “Tipping” is viewed as a means of indirectly violating the disclose-or-abstain rule.

Breach of the prohibition against tipping may, under certain circumstances, result in liability both for the tippee who uses inside information to trade advantageously in a company’s securities and for the Covered Person who makes the prohibited disclosure (even if the insider does not share in any profit realized by the tippee or otherwise receive any payment for such information).

Liability and Penalties. A Covered Person who purchases or sells securities while in possession of material non-public information may be sued under Section 20A of the Exchange Act by any person who traded securities contemporaneously with, and on the opposite side of, the insider in a transaction in the same class of securities. The insider may be held liable for damages not in excess of the profits gained or loss avoided through the transaction.

In addition to liability to private plaintiffs, a Covered Person who violates the antifraud provisions of the securities laws may be subject to civil penalties. Under the Insider Trading and Securities Fraud Enforcement Act of 1988, potential penalties for violations may be significant. An individual trader may be subject to a civil penalty of up to three times the profits gained or loss avoided, as well as criminal penalties not exceeding either or both of $5 million or 20 years imprisonment. The amount of any civil penalty will reduce the amount that can be recovered in a private claim brought under Section 20A. A controlling person (including an employer) of such a violator may be subject under certain circumstances to a civil penalty equal to the greater of $1 million or three times the profit gained or loss avoided by the violator.

The prohibition against insider trading has received much attention in the media because of numerous high-profile investigations and criminal prosecutions. The SEC continues to place great emphasis on enforcing the insider trading laws and there has also been an increasing amount of private litigation.

Preclearance

SPSL and Silver Point have adopted a Joint Code of Ethics that establishes the standard of business conduct that we all must follow. The primary focus of the Joint Code of Ethics is on personal trading by SPSL and Silver Point personnel. In particular, the Joint Code of Ethics requires each covered person to: (1) report to the Legal and Compliance Department personal securities holdings; and (2) obtain the Legal and Compliance Department’s pre-approval before making certain personal securities investments.

Covered persons under the Joint Code of Ethics must obtain prior approval from the Legal and Compliance Department before engaging in any transaction in securities except for transactions in: direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by a registered open-end investment company (i.e., a mutual fund).

Pre-clearance is not necessary if the transaction is non-volitional on the part of the covered person. Non-volitional transactions include: (i) acquisitions of securities through automatic investment plans, dividend reinvestment plans, stock dividends, stock splits and reverse stock splits, and (ii) dispositions of securities through margin calls, mandatory tenders, options expirations and bond maturations. A transfer of a security to a third party, including as a charitable donation, is a volitional transaction, which requires pre-clearance from the Legal and Compliance Department.

Approval of covered securities transactions must be requested through Silver Point’s electronic trading platform. Silver Point has the right to deny approval of any securities transaction without reason and without explanation. Personnel should not engage in speculation as to the reasons for the grant or denial of approval. No approvals will be granted for transactions in securities of issuers listed on Silver Point’s Restricted List.

Any approval granted is valid only for the specific securities transaction for which approval was requested. For example, no matter how soon after a covered person has executed an approved transaction, if the covered person wishes to effect another transaction in the same security or a different security of the same issuer, the covered person must again seek and receive approval from the Legal and Compliance Department, prior to engaging in such subsequent transaction.

Covered persons must seek approval for a securities transaction in a Personal Securities Account only if they have made a decision to engage in the transaction for which approval is sought. In this regard, generally, covered persons and their immediate family members must execute approved securities transactions by close of market on the next business day following the day on which the approval is received. However, in certain circumstances, the Legal and Compliance Department may require a covered person to effect the securities trade on the same day the approval is granted. If for any reason the covered person delays the execution of a transaction for which approval is obtained beyond this time, the covered person must again seek and receive approval for the transaction from the Legal and Compliance Department, prior to engaging in the transaction.

Possession of Confidential Information. If a covered person comes into possession of information that could be considered confidential or non-public after receiving approval but before execution of a trade, the covered person should refrain from executing the transaction and inform the Legal and Compliance Department, notwithstanding the fact that approval has been obtained.

“Rumor” Securities. A covered person and members of a covered person’s immediate family may engage in a purchase or sale of covered securities for investment purposes only and shall not engage in speculative trading. As a result, a covered person and members of a covered person’s immediate family generally may not engage in transactions involving “rumor” securities. “Rumor” securities, as determined by the Legal and Compliance Department, may include securities of companies which are the subject of reports, rumors or speculation of extraordinary corporate transactions or other material corporate developments (e.g., mergers, acquisitions or re-financings).

Short-Term Trading. The short-term holding of any position, characterized by the rapid and successive purchase and sale of the same covered securities, is subject to a 30-day holding period. If a covered person or a member of a covered person’s immediate family purchases a particular covered security, that covered security cannot be sold for a period of 30 days.

Issuers of Securities Held by SPSL. Covered persons and members of a covered person’s immediate family are not permitted to engage in a transaction in covered securities involving a security of an issuer whose securities are owned by SPSL, except as specifically approved by the Legal and Compliance Department.

Funds First Policy. Any investment opportunity of which a covered person becomes aware, which could be of potential interest to SPSL, must be offered to SPSL first before engaging in a personal securities transaction.

Disclosure of material nonpublic information for legitimate business reasons to persons outside SPSL, such as other companies with whom SPSL may be pursuing a joint project, is permissible, so long as it is not in violation of law; however, in such situations, material non-public information should not be conveyed other than pursuant to an agreement of confidentiality, typically in the form of a non-disclosure agreement (“NDA”). Covered persons must contact SPSL’s Legal and Compliance Department before entering into an NDA.

Compliance Policies and Procedures

In order to comply with the legal requirements and policies set forth above, SPSL and Silver Point have developed a joint code of ethics that is set forth in Exhibit B. This policy and the provisions of this Section of the Compliance Manual apply to all covered persons and certain of their family members. The joint code of ethics will be made available to all covered persons.